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                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                      LANNETT COMPANY, INC AND SUBSIDIARIES

                      STATEMENT RE COMPUTATION OF EARNINGS
                                    PER SHARE

                                               YEAR ENDED JUNE 30                 YEAR ENDED JUNE 30
                                              2003            2003              2002             2002
                                            ------------------------------------------------------------
                                            Net Income       Shares          Net Income         Shares
Basic earnings per share factors            $11,666,887    19,968,633        $7,195,990       19,895,907

Effect of potentially dilutive
option plans and debentures:

Employee stock options                                        152,681                            122,641
                                            ------------------------------------------------------------
Diluted earnings per share factors          $11,666,887    20,121,314        $7,195,990       20,018,548
                                            ------------------------------------------------------------
Basic earnings per share                    $      0.58                      $     0.36

Diluted earnings per share                  $      0.58                      $     0.36

   Note: The number of shares in the above computations have been adjusted to reflect the Company's 3 for 2 stock split in February 2003.